Exhibit 10.14

TMK IPSCO

SUPPLEMENTARY EXECUTIVE RETIREMENT PLAN

Restated Effective: December 2, 2011

This restatement of the Supplementary Executive Retirement Plan is executed by IPSCO Tubulars Inc. d/b/a TMK IPSCO, a Delaware corporation, having its principal place of business in Illinois, effective as of December 2, 2011.

Section 1. Definitions.

Whenever used herein, unless the context clearly indicates otherwise, the following words and phrases shall have the meanings herein specified, and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined. The masculine pronoun whenever used herein shall include the plural, and the plural the singular, unless the context clearly indicates a different meaning.

“Accrual Period” means the number of whole or partial years of Continuous Service from the date of commencement of the Participant’s Continuous Service to age 62.

“Actuarial Equivalent” means a benefit of equivalent value based on the 1994 Group Annuity Mortality Table for males and the Moody’s AA long-term corporate bond yield as of the December 31 preceding the year in which payment is made, rounded up to the nearest 0.25%, provided that with respect to determining whether an annuity form of benefit is the Actuarial Equivalent of the Normal Form of Benefit, such other form of benefit must also be “actuarially equivalent” to the Normal Form of Benefit within the meaning of Treasury Regulation Section 1.409A-2(b)(ii).

“Affiliated Group” means the Company and all entities with which the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, provided that in applying Section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3) of the Code, and in applying Treasury Regulation § 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” is used instead of “at least 80 percent” each place it appears in that regulation. Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Section 409A of the Code.

“Beneficiary” means the spouse of the Participant, unless a different Beneficiary has been designated by the Participant.

“Board” means the Board of Directors of the Company, however constituted.

“Cause” means:

(a)	the Willful failure of the Participant to carry out the Participant’s reasonable and lawful duties, responsibilities or tasks after written notice to the Participant from the Company (or the employing member of the Affiliated Group) of the Willful failure to do so and after giving the Participant the opportunity to correct the same within a reasonable time from the date of receipt of such written notice from the Company (or the employing member of the Affiliated Group), or

(b)	Willful gross misconduct, gross negligence, the commission of a criminal act, theft, fraud or dishonesty by the Participant involving the property or affairs of the Company (or the employing member of the Affiliated Group) or the carrying out of the Participant’s duties, responsibilities and tasks; or

(c)	Willful engagement in conduct that is demonstrably and materially injurious to the Company (or the employing member of the Affiliated Group), monetarily or otherwise.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commencement Date” means the date an employee of the Company or another member of the Affiliated Group is designated as eligible to participate in the Plan.

“Company” means IPSCO Tubulars Inc.

‘‘Continuous Service” means the period of uninterrupted active service rendered on a regular, permanent, full-time basis by the Participant to the Company (or the employing member of the Affiliated Group) from the date specified in the appendix attached hereto with respect to the Participant to the date of his Separation from Service, measured in years (including fractions for each completed month of service and each partial month of service, to the extent such partial month of service commenced before, or ended on or after, the 15th day of the month).

Continuous Service shall not be broken by:

(a)	Any leave of absence of the Participant from his duties for which he receives regular remuneration from the Company (or the employing member of the Affiliated Group) or periods of sabbatical leaves and educational leaves of absence with the consent of the Company (or the employing member of the Affiliated Group).

(b)	Any sick or accident leave of the Participant from his duties authorized by the Company (or the employing member of the Affiliated Group).

“Early Retirement Age” means age 55.

“Early Retirement Date” means the date of the Participant’s Separation from Service on or after the date the Participant attains his Early Retirement Age and before the date the Participant attains his Normal Retirement Age.

“Earnings” means the “Compensation” for the calendar year (prorated for partial years) as defined under the IPSCO Tubulars Inc. Retirement Savings and Profit Sharing Plan but without adjustment for the maximum Compensation limit under Section 401(a)(17) of the Code, plus any amounts deferred in that year by the Participant under a deferred compensation arrangement maintained by the Company (or the employing member of the Affiliated Group). Any non-US compensation shall be treated as US-source compensation for purposes of the Plan. Unless otherwise specified in an appendix, Earnings shall not include any compensation attributable to an annual incentive award.

“Effective Date” means April 27, 2010, the date the provisions of the Plan took effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Final Earnings” means, unless otherwise specified in an appendix, the average annual Earnings of the Participant during the three consecutive calendar years of his Continuous Service in which his Earnings were highest, and shall mean the average annual Earnings during his actual period of Continuous Service if such service is less than three calendar years.

“Normal Form of Benefit” means the form of benefit described in Section 6(b).

“Normal Retirement Age” means age 62.

“Normal Retirement Date” means the date of the Participant’s Separation from Service on or after the date he attains his Normal Retirement Age.

“Participant” means an individual identified as eligible to participate in the Plan at the discretion of the Company and referenced in an attached appendix.

“Plan” means the TMK IPSCO Supplementary Executive Retirement Plan as set forth herein and as amended from time to time.

“Pre-Retirement Benefit” means the benefit payable in accordance with Section 8 with respect to a Participant who incurs a Separation from Service before his Early Retirement Age.

“Savings Plan” means the IPSCO Tubulars Inc. Retirement Savings and Profit Sharing Plan and/or the NS Group Employees Retirement Savings Plan, as the case may be. However, if an executive is not eligible to participate in the IPSCO Tubulars Inc. Retirement Savings and Profit Sharing Plan, then Savings Plan means the NS Group Employees Retirement Savings Plan.

“Savings Plan Benefit” means the annuity equivalent of the benefit the Participant has accrued under the Savings Plan on account of Company matching contributions for each year he is eligible to participate in the Savings Plan. For this purpose, Company matching contributions shall include:

(a)	the full amount of matching contributions that would have been made to the account of the Participant under the Savings Plan, assuming that such Participant each year contributed the maximum amount of elective deferral contributions permitted thereunder with respect to such year, and

(b)	the amount of earnings paid thereon, or which would have been paid thereon (assuming a fair and reasonable rate of interest selected by the sponsor of the Savings Plan) had the maximum amount of elective deferral contributions been made by such Participant.

The terms “elective deferral contributions” and “matching contributions” shall have the meanings given such terms under the Savings Plan. For purposes of the Plan, “Discretionary Contributions” (as defined in the Savings Plan) shall not be considered “matching contributions” hereunder.

“Separation from Service” means the date of the Participant’s separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) with the Affiliated Group for any reason whatsoever, whether voluntary or involuntary, including as a result of the Participant’s death. Upon a sale or other disposition of the assets of the Company or any other member of the Affiliated Group to an unrelated purchaser, the Company reserves the right, to the extent permitted by Section 409A of the Code, to determine whether Participants providing services to the purchaser after and in connection with such transaction have experienced a Separation from Service.

“Willful” means any act done or omitted to be done by the Participant intentionally and without reasonable belief that such act or omission was in the best interest of the Company or the employing member of the Affiliated Group.

Section 2. Purpose and Intent.

The Company has established the Plan for the purpose of providing pension supplements to senior executives and certain group executives which, when combined with other employment related benefits, shall provide for the aggregate level of retirement benefits specified herein. The Plan is intended to be “a plan which is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, and shall be interpreted and administered in a manner consistent therewith.

Section 3. Participation.

The Participants in the Plan are referenced in the attached appendices. A Participant by virtue of his participation in the Plan is deemed to agree to be bound by the terms of the Plan and shall cooperate with the Company in ensuring the Plan complies with applicable rules and regulations.

Section 4. Administration.

The Plan shall be administered by the Board unless and until the board delegates administrative authority to a committee or other person or entity. The Board shall have the authority to interpret the provisions of the Plan and decide all questions and settle all disputes that may arise in connection with the Plan, all in the sole exercise of its reasonable discretion. The Board may establish operative and administrative rules and procedures in connection therewith, provided that such procedures and rules are consistent with the requirements of section 503 of ERISA. All interpretations, decisions, and determinations reasonably made by the Board shall be final, conclusive, and binding on all persons concerned.

Section 5. Benefit Commencement.

A Participant’s benefits shall become payable upon his Early Retirement Date or Normal Retirement Date unless a later date is elected in accordance with Section 12(b). In the event a Participant’s Separation from Service occurs before his Early Retirement Age, the Participant’s benefit will commence to be paid at his Normal Retirement Age unless a later date is elected in accordance with Section 12(b). The Participant’s retirement benefit payable under the Plan shall be paid in the Normal Form of Benefit (or other Actuarial Equivalent annuity form permitted under the Plan), unless the participant elects a lump-sum payment in accordance with Section 12(a). The form of benefit elected by the Participant shall be set forth in an appendix to the Plan.

Section 6. Benefits at Normal Retirement Date.

(a)	Amount of Benefit

The annual retirement benefit payable in equal monthly installments commencing at the Participant’s Normal Retirement Date shall equal:

(i)	2% of his Final Earnings multiplied by his years of Continuous Service (including fractions for completed months)

reduced, but not below zero, by:

(ii)	the Participant’s Savings Plan Benefit.

(b)	Time and Form of Benefit

The retirement benefit described in Section 6(a) shall be paid monthly as a life annuity with one hundred and eighty (180) payments guaranteed (the “Normal Form of Benefit”). Subject to Section 10, such benefit shall become payable on the first day of the month immediately following the Participant’s Normal Retirement Date and continue throughout the Participant’s lifetime with the guarantee that not less than one hundred and eighty (180) monthly payments shall be made to the Participant or his Beneficiary, or, at the election of the Participant, an annuity benefit that is Actuarially Equivalent to the Normal Form of Benefit. If the Participant desires to elect an annuity in any annuity form other than the Normal Form of Benefit, the Participant must make such election before his retirement benefit has commenced.

Section 7. Benefits at Early Retirement Date.

(a)	Amount of Benefit

If the Participant retires on an Early Retirement Date he shall receive a retirement benefit payable in equal monthly installments commencing on his Early Retirement Date equal to:

[A/B x (C x (1-D) - E)]

where

A	=	the Participant’s Continuous Service at his Separation from Service
B	=	the Participant’s Accrual Period
C	=	the Participant’s annual retirement benefit determined pursuant to Section 6(a)
but without regard to Section 6(a)(ii)
D	=	the Early Retirement Reduction Factor (as defined in Section 7(b))
E	=	the Participant’s Savings Plan Benefit

Notwithstanding the foregoing, the benefit determined under this Section 7(a) may not be less than 0.

(b)	Time and Form of Benefit

Subject to Section 10, the retirement benefit determined pursuant to Section 7(a) shall become payable on the first day of the month immediately following the Participant’s Early Retirement Date. If the Participant’s retirement benefit is payable at an Early Retirement Date, the annual retirement benefit determined in Section 7(a) shall reflect a reduction of 0.3% for each complete month the Participant’s Early Retirement Date precedes age 60 (the “Early Retirement Reduction Factor”), unless otherwise specified in an appendix. The retirement benefit payable in accordance with this Section 7(b) shall be paid to the Participant or his Beneficiary in the Normal Form of Benefit, or, at the election of the Participant, in an Actuarially Equivalent annuity form. If the Participant desires to elect an annuity in any annuity form other than the Normal Form of Benefit, the Participant must make such election before his retirement benefit has commenced.

Section 8. Pre-Retirement Benefit.

(a)	Amount of Benefit

If a Participant’s Separation from Service occurs before his Early Retirement Age, the Participant shall be entitled to a Pre-Retirement Benefit, payable in equal monthly installments, at his Normal Retirement Age, unless otherwise specified in an appendix, equal to:

[A/B x (C-E)]

where

A	=	the Participant’s Continuous Service at his Separation from Service
B	=	the Participant’s Accrual Period
C	=	the benefit determined under Section 6(a) but without regard to Section 6(a)(ii)
E	=	the Participant’s Savings Plan Benefit

Notwithstanding the foregoing, the benefit determined under this Section 8(a) may not be less than 0.

(b)	Time and Form of Benefit

The Pre-Retirement Benefit determined pursuant to Section 8(a) shall commence on the first day of the month coinciding with or next following the date the Participant attains his Normal Retirement Age. The Pre-Retirement Benefit shall be paid to the Participant or his Beneficiary in the Normal Form of Benefit, or, at the election of the Participant, in an Actuarially Equivalent annuity form. If the Participant desires to elect an annuity in any annuity form other than the Normal Form of Benefit, the Participant must make such election before his retirement benefit has commenced.

Section 9. Change in Control Benefits.

Notwithstanding any provision of the Plan to the contrary, in the event of a Participant’s Separation from Service (for any reason other than death) within twenty-four (24) months following a Change in Control, the following shall apply:

(a)	Amount, Time and Form of Benefit

The annual retirement benefit payable in equal monthly installments shall be (i) determined under Section 6(a) of the Plan, (ii) payable in such form as provided in Section 6(b) of the Plan (or as otherwise elected under Section 12), and (iii) paid, subject to Section 10, upon such Participant’s qualifying Separation from Service. The Participant’s benefit shall not be reduced due to benefit payments commencing prior to the Participant attaining any specified age provided the Participant has attained Early Retirement Age. If the Participant has not yet attained Early Retirement Age, the benefit shall be actuarially reduced from age 55 to his actual age when benefits commence.

(b)	Grantor Trust

Upon a Participant’s Separation from Service described in this Section 9, the Company shall transfer to a grantor trust arrangement an actuarially determined amount sufficient to satisfy the benefit obligations to the Participant under the Plan. Notwithstanding the foregoing, no amount shall be transferred to such a trust if the transfer would result in taxable income to a Participant pursuant to Section 409A of the Code. Any assets held by such a trust shall be subject to the claims of the Company’s creditors. Benefits paid to a Participant from any such trust shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

(c)	“Change in Control”

A “Change in Control” means the occurrence of any of the following events:

(i)	Any one person or more than one person acting as a group (within the meaning of the Treasury Regulation Section 1.409A-3(i)(5)(v)(B)) acquires ownership of stock of the 50% of the total fair market, value or total voting power of the stock of the Company. Notwithstanding the foregoing, if any one person or group is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or group is not considered to cause a Change in Control. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires ownership of more than 50% of the total voting power of the stock of the Company as a result of the acquisition by the Company of stock of the Company which, by reducing the number of shares outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company’s acquisition such person becomes the beneficial owner of additional stock of the Company that increases the percentage of outstanding shares of stock of the Company owned by such person, a Change in Control shall then occur.

(ii)	Any one person or more than one person acting as a group (within the meaning of the Treasury Regulation Section 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing 30% or more of the total voting power of the Company. Notwithstanding the foregoing, if any one person or group is considered to own 30% or more of the total voting power of the stock of the Company, the acquisition of additional stock by the same person or group is not considered to cause a Change in Control. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires ownership of more than 30% of the total voting power of the stock of the Company as a result of the acquisition by the Company of stock of the Company which, by reducing the number of shares outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company’s acquisition such person becomes the beneficial owner of additional stock of the Company that increases the percentage of outstanding shares of stock of the Company owned by such person, a Change in Control shall then occur.

(iii)	Any one person or more than one person acting as a group (within the meaning of the Treasury Regulation Section 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions. The gross fair market value of assets shall be determined without regard to liabilities associated with such assets. Notwithstanding the foregoing, a transfer of assets shall not result in a Change in Control if such transfer is to (a) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (b) an entity 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (c) a person or group (within the meaning of the Treasury Regulation Section 1.409A-3(i)(5)(v)(B)) that owns, directly or indirectly, 50% or more of the total value or voting power of the stock of the Company, or (d) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly by a person or group described in clause (c) of this sentence.

Notwithstanding the foregoing, an acquisition of stock of the Company described in (i) or (ii) above shall not be deemed to be a Change in Control by virtue of any of the following situations: (a) an acquisition by the Company; (b) an acquisition by any of the Company’s subsidiaries in which a majority of the voting power of the equity securities or equity interests of such subsidiary is owned, directly or indirectly, by the Company; or (c) an acquisition by any employee benefit or stock ownership plan of the Company or any trustee or fiduciary with respect to such a plan acting in such capacity.

If the Participant is employed by IPSCO Tubulars Inc., NS Group, Inc., or a successor subsidiary of such employer in the United States, “Company” for purposes of this definition of “Change in Control” shall mean either IPSCO Tubulars, Inc., NS Group, Inc. or such United States subsidiary, but only with respect to those Participants employed by such subsidiary.

Section 10. Required Delay Period.

(a)	Timing of Payments. Notwithstanding any provision of the Plan to the contrary, the Participant’s retirement benefit payable under the Plan (if any) shall commence on the first day of the seventh month following the month of the Participant’s Separation from Service (the “Required Delay Period”); provided, however, that the Required Delay Period shall not apply with respect to: (i) a Pre-Retirement Benefit payable under Section 8 or (ii) the death benefit payable under Section 11. Any amount payable pursuant to this Section 10 within 30 days after the end of the Required Delay Period (or such later date as may be required, or permitted, by Section 409A) shall be considered timely paid.

(b)	Amount to Be Paid After the Required Delay Period. Notwithstanding the foregoing sentence, the Participant’s annual retirement benefit shall continue to be calculated under the Plan (and reduced, as applicable) and shall not reflect the Required Delay Period. To the extent any retirement benefit is not paid during the Required Delay Period, the first monthly payment made to the Participant on the last day of Required Delay Period shall consist of (i) that month’s regularly scheduled installment distribution, (ii) any month’s regularly scheduled installment distribution that would have been paid to the Participant, but for the Required Delay Period, and (iii) a payment of interest calculated on the missed monthly payments described in (ii), which interest shall accrue from the first day of the month such missed payment could have been paid, but for the Required Delay Period, based on the applicable federal rate in effect under Section 7872(f)(2)(A) of the Code for the month of the Participant’s Separation from Service through the last day of the Required Delay Period.

Section 11. Death Benefits.

(a)	Death Before Retirement. If the Participant dies before payment of his annual retirement benefit has commenced, his Beneficiary shall receive the actuarial present value of the participant’s accrued benefit net of the offsets defined herein. Such survivor benefit shall be paid at the same time and same form as elected by the Participant, provided that Section 10 shall not apply to the payment of such survivor benefit.

(b)	Death After Retirement. If the Participant dies after payment of his annual retirement benefit has commenced, his Beneficiary shall receive the survivor benefit inherent in the form of payment provided to the Participant. Such survivor benefit shall be paid at the same time and same form as elected by the Participant, provided that Section 10 shall not apply to the payment of such survivor benefit.

Section 12. Special Payment Elections.

(a)	Lump-Sum Election.

Notwithstanding anything contained in the Plan to the contrary, a Participant may make an election to receive payment of his benefit under the Plan in the form of a lump-sum in an amount that is the Actuarial Equivalent of the Normal Form of Benefit, provided that such election is made and becomes irrevocable within 30 days of the Participant’s Commencement Date. Such lump-sum election shall apply to any benefit payable to the Participant or his Beneficiary under the Plan, including the benefit payable to the Participant under Sections 6, 7, 8 and 9 and the benefit payable to the Participant’s Beneficiary under Section 11. The election made under this Section 12(a) shall be irrevocable and may not be modified in accordance with Section 12(b).

(b)	Subsequent Payment Election.

Notwithstanding anything contained in the Plan to the Contrary, a Participant may elect to delay the commencement of payment of his retirement benefit by filing a Subsequent Payment Election under this Section 12. If a Participant files a Subsequent Payment Election hereunder, the amount of the benefit shall be determined as of the date of the Participant’s Separation from Service, and the benefit shall commence a number of years after the Participant’s Separation from Service (not to be less than five years) as elected by the Participant on his Subsequent Payment Election. For these purposes, the benefit (net of offsets) shall be actuarially increased, with interest only, to the date payments are to actually commence. Such Subsequent Payment Election must comply with the following additional requirements:

(i)	the Subsequent Payment Election must be submitted to and accepted by the Board;

(ii)	unless otherwise provided by the Board, a Participant may not file a Subsequent Payment Election under this Section 12 more than once;

(iii)	the Subsequent Payment Election may not take effect until at least twelve (12) months after the date on which the Subsequent Payment Election is filed with and accepted by the Board; and

(iv)	the Participant must elect to commence payment of his entire benefit on a date no earlier than the fifth (5th) anniversary of the date the benefit would have otherwise commenced to be paid under the Plan if a Subsequent Payment Election had not been filed.

Section 13. Section 409A Compliance and Certain Acceleration of Payments.

(a)	General.

It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Board shall not take any action that would be inconsistent with such intent. Although the Board shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed. Neither the Company, the other members of the Affiliated Group, nor the Board (nor its designee) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan. Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A of the Code by the U.S. Department of Treasury or the Internal Revenue Service.

(b)	Delay of Payments.

To the extent consistent with the terms of the Plan, the Company may delay the schedule for payment of a Participant’s retirement benefit provided under the Plan to the extent permitted under Section 409A of the Code in accordance with the requirements, restrictions and limitations of Treasury Regulation Section 1.409A-2(b)(7).

(c)	Discretionary Acceleration of Payments.

To the extent permitted by Section 409A of the Code, the Company may, in its sole discretion, accelerate the time or schedule of a payment under the Plan as provided in this Section 13(c). The provisions of this Section are intended to comply with the exception to accelerated payments under Treasury Regulation Section-1.409A-3(j) and shall be interpreted and administered accordingly. Except as otherwise specifically provided in this Plan, the Company may not accelerate the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Section 409A of the Code.

(i)	Domestic Relations Orders. The Company may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Section 414(p)(l)(B) of the Code).

(ii)

Employment Taxes. The Company may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the Federal Insurance Contributions Act (“FICA”) tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code, or the Railroad Retirement Act (“RRTA”) tax imposed under Sections 3201, 3211, 3231(e)(1), and 3231(e)(8) of the Code, where applicable, on compensation deferred under the Plan (the “FICA or RRTA Amount”). Additionally, the Company may, in its sole discretion, provide for the acceleration of the time or schedule of a payment, to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA or RRTA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 of the Code wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the FICA or RRTA Amount, and the income tax withholding related to such FICA or RRTA Amount.

(iii)	Limited Cash-Outs. Subject to Section 10 and Section 13(b) above, the Company may, in its sole discretion, require a mandatory lump sum payment of amounts deferred under the Plan that do not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, provided that the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Section 409A of the Code.

(iv)	Payment Upon Income Inclusion Under Section 409A. Subject to Section 10 and Section 13(b) above, the Company may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan at any time the Plan fails to meet the requirements of Section 409A of the Code. The payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code.

(v)	Payment of State, Local, or Foreign Taxes. Subject to Section 10 and Section 13(b) above, the Company may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the Participant (the “State, Local, or Foreign Tax Amount”). Such payment may not exceed the amount of such taxes due as a result of participation in the Plan. The payment may be made in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by payment directly to the Participant. Additionally, the Company may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and to pay the additional income tax at source on wages imposed under Section 3401 of the Code attributable to such additional wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the State, Local, and Foreign tax amount, and the income tax withholding related to such State, Local, and Foreign tax amount.

(vi)	Certain Offsets. Subject to Section 10 and Section 13(b) above, the Company may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as satisfaction of a debt of the Participant to the Company (or any entity which would be considered to be a single employer with the Company under Section 414 (b) or Section 414(c) of the Code), where such debt is incurred in the ordinary course of the service relationship between the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) and the Participant, the entire amount of reduction in any of the taxable years of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(vii)	Bona Fide Disputes as to a Right to a Payment. Subject to Section 10 and Section 13(b) above, the Company may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan where such payments occur as part of a settlement between the Participant and the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount.

(viii)	Other Events and Conditions. Subject to Section 10 and Section 13(b) above, a payment may be accelerated upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

(d)	For purposes of the Plan, all payments shall be made on the date specified in the Plan or a later date within the same taxable year or, if later, by the 15th day of the third calendar month following the date specified under the Plan, provided that the Participant is not permitted to directly or indirectly designate the taxable year of the payment.

Section 14. Vesting; Forfeiture for Cause.

The benefit provided under the Plan shall be 100% vested; provided that, and notwithstanding any provision of the Plan to the contrary, in the event that a Participant’s employment is terminated by the Company (or the employing member of the Affiliated Group) for Cause, such Participant shall immediately forfeit any rights to any benefits, and no benefits shall be paid to such Participant or his Beneficiary under the Plan.

Section 15. Nature of Claim for Payments.

Except as otherwise provided in the Plan, the Company shall not be required to set aside or segregate any assets of any kind to meet its obligations hereunder. The Participant shall have no right on account of the Plan in, or any specific assets of, the Company. Any right to any payment the Participant may have on account of the Plan shall be that of a general, unsecured creditor of the Company.

The obligation of the Company to pay benefits under the Plan shall be binding upon its successors, assigns, whether by merger, consolidation, or acquisition of all or substantially all of its business assets.

Section 16. No Assignment or Alienation.

The interest hereunder of the Participant or Beneficiary shall not be alienable by the Participant or Beneficiary by assignment or any other method and shall not be subject to, or be taken by, his creditors by any process whatsoever, and any attempt to cause such interest to be so subjected shall not be recognized, except to such extent required by law.

Section 17. No Contract of Employment.

The Plan shall not be deemed to constitute a contract of employment between the Company (or the employing member of the Affiliated Group) and the Participant, or to be consideration for the employment of the Participant. Neither the action of the Company in establishing the Plan nor any action taken by the Company or any member of the Affiliated Group under the provisions hereof, nor any provision of the Plan, shall be construed as giving to the Participant the right to be retained in its employ or any right to any payment whatsoever except to the extent of the benefits provided for by the Plan. The Company and the employing member of the Affiliated Group expressly reserve their right at any time to dismiss the Participant without liability for any claim against the Company or any member of the Affiliated Group for any payment whatsoever, except to the extent provided for in the Plan.

Section 18. Amendment.

The Plan may be altered, amended, or revoked in writing by the Company at any time, but such action may not reduce the Company’s obligation with respect to the Participant below the amount to which he would be entitled under the Plan as in effect immediately prior to such alteration, amendment, or revocation. Except as may be permitted under Section 409A of the Code, no alteration, amendment or revocation of the Plan shall directly or indirectly accelerate a distribution to any Participant and the Company’s obligation to the Participant shall continue until the obligation lapses in accordance with the terms of the Plan immediately prior to such alteration, amendment or revocation.

Section 19. Claims Procedure.

In the event a Participant’s claim for benefits under the Plan is denied in whole or in part by the Company, the Company shall notify the Participant (or Beneficiary) of the denial. Such notification shall be made in writing, within 90 days of the date the claim is received by the Company, unless special circumstances require an extension of time, in which case, a decision shall be rendered not later than 180 days after the claim was received. The notification shall include: (i) the specific reasons for the denial; (ii) specific reference to the Plan provisions upon which the denial is based; (iii) a description of any additional information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the applicable review procedures.

The Participant has 90 days from the date he or she receives notice of a claim denial to file a written request for review of the denial with the Company. The Company shall review the claim denial and inform the Participant (or Beneficiary) in writing of its decision within 60 days of the date the claim review request is received by the Company, unless special circumstances require an extension of time, in which case, a decision shall be rendered not later than 120 days after the receipt of a request for review. Such decision shall be final and binding on the claimant.

Section 20. Governing Law.

The Plan shall be governed and construed in accordance with the laws of the State of Illinois except to the extent preempted by federal law.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused the Plan to be executed this 2nd day of December, 2011.

IPSCO TUBULARS, INC.
Attest:

		By:	/s/ Vicki L. Avril
		Name:	Vicki L. Avril
By:	/s/ Noah N. Popp	Title:	President and Chief Executive Officer
Name:	Noah N. Popp
Title:	Vice President, General Counsel & Secretary